Exhibit 99.1


          Synagro Technologies, Inc. Announces Underwriters Exercised Over-Allotment Option on 4.15 Million Shares in Conjunction
                            with Follow-On Offering


           HOUSTON--(BUSINESS WIRE)--June 29, 2005--Synagro Technologies, Inc. (Nasdaq SmallCap:SYGR)(ArcaEx:SYGR), ("the Company") announced today that the underwriters on the Company's follow-on offering recently exercised their over-allotment option to purchase an additional 4,150,000 shares of the Company's common stock. As outlined in the offering prospectus, the over-allotment shares of common stock were offered by the selling stockholders.
           Banc of America Securities LLC and Lehman Brothers were the joint book-running managers for the offering. In addition, CIBC was a lead manager, and Raymond James and Sanders Morris Harris were co-managers for the offering.
           Copies of the final prospectus relating to the offering may be obtained from Banc of America Securities LLC, Attn: Prospectus
Department, 100 West 33rd Street, New York, New York 10001 or via e-mail at dg.prospectus_distribution@bofasecurities.com or Lehman
Brothers Inc., c/o ADP Financial Services, Integrated Distribution
Services, 1155 Long Island Avenue, Edgewood, New York 11717.
           Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

           Safe Harbor Statement

           This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business;
the risk of early termination of customer contracts; our level of debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; the effect of the restrictions in our senior secured credit facility on our operation; and our ability to service our debt. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700